Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores, Inc. Enters Into Purchase Agreement
To Acquire 20 Supermarkets From G&R Felpausch Company

Expands Retail Supermarket Store Base 29 Percent To 88 Stores;
Total Retail Store Base Now Totals 111

GRAND RAPIDS, MICHIGAN-March 19, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has entered into a purchase agreement to acquire 20 retail grocery stores, two fuel centers and three convenience stores, from G&R Felpausch Company, a privately held Hastings, Michigan-based retail grocery operator and current distribution customer. The retail stores include the operations of nine in-store pharmacies. Completion of the transaction is subject to certain conditions including, among others, satisfactory conclusion of the Company's due diligence process.

The Company anticipates the transaction closing late in its fiscal 2008 first quarter. Upon completion, the transaction will increase annual retail segment sales by approximately $200 million but annual consolidated sales will increase by approximately $100 million as Felpaush is an existing distribution customer. The Company expects to realize many operational synergies from the transaction, but the first year gains will be more than offset by transition expenditures of approximately $5.0 million to $6.0 million. These transitional expenses are for marketing and promotional activities associated with merchandising, product and branding initiatives, as well as initial employee training and other costs associated with integrating the acquired operations. The acquisition is expected to be accretive to net earnings during the second year of operation. The first year expenditures, in addition to planned capital expenditures are expected to improve sales volumes at the acquired stores and to strengthen Spartan's retail market position in western and central Michigan.

Commenting on the transaction, Spartan Stores' Chairman, President and Chief Executive Officer Craig C. Sturken said, "We are very pleased to bring Felpausch, another well-respected retail grocery operator, into our family. Sustained profitable growth through prudent retail acquisitions is a component of our ongoing and core business strategy. This transaction follows our successful acquisition of D&W stores last year. The Felpausch stores serve many communities where we currently have no retail presence. They also provide an outstanding geographic fit with our current retail store footprint, while providing expansion into central Michigan. The Feldpausch family has been one of our best and most loyal distribution customers for more than 50 years, and we are fortunate to have been associated with them.

"We are firmly committed to providing consumers in our trade area with an exceptional grocery store shopping experience by offering quality products and services at fair prices. Through our upfront capital investments, promotions and merchandising programs, and investments in associates along with the anticipated operational synergies, we expect to unlock the significant long-term performance potential of these stores."

Mark Feldpausch, Chairman and Chief Executive Officer of Felpausch Food Centers said, "We are very excited to be a partner in this transaction, bringing two premier Michigan grocery store operators together. We have great confidence in Spartan Stores as a quality leader in the industry and fully expect them to continue providing excellent service and value to our customers. This transaction strengthens the market position of a leading conventional grocery store operator and will ensure that customers in south and central Michigan continue to have a choice to shop at one of the best conventional retail supermarket chains in the local market."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "anticipates", "believes", "expects", "looks forward", "plans" that a particular occurrence "will" be the result or occur; that an "opportunity" will be realized, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's ability to complete the proposed acquisition depends on satisfaction of a variety of contractual conditions, not all of which are entirely within the control of the Company or Felpausch. Realization of increased sales and earnings depends on the Company's ability to successfully complete the transaction, integrate the acquired assets, and implement its plans and business practices. The Company's ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.